Exhibit 10.37

X-RITE, INCORPORATED

EMPLOYEE STOCK OPTION AGREEMENT

UNDER THE

X-RITE, INCORPORATED

2008 OMNIBUS LONG TERM INCENTIVE PLAN

This Employee Stock Option Agreement (“Agreement”) is made as of October 30, 2008, (the “Grant Date”), between X-RITE, INCORPORATED, a Michigan corporation (the “Company”), and [NAME] (the “Optionee”).

1. Recital. The Company has adopted the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan, as amended from time to time (the “Plan”), which Plan was approved by the Board and shareholders of the Company on August 20, 2008 and October 28, 2008, respectively. Capitalized terms not otherwise defined herein shall be defined according to the Plan. The Plan provides for the granting of certain awards, including Stock Options, to employees of the Company.

2. Grant of Option. Pursuant to the Plan, the Company hereby grants to the Optionee the option (the “Option”) to purchase from the Company a total of [0000] shares of the Company’s Common Stock (“Stock”) (i) with respect to one-third of the stock options granted in three equal annual installments with an exercise price of $3.19 per share, the Fair Market Value of a share of Stock on the Grant Date, (ii) with respect to one-third of the stock options granted in four equal annual installments with an exercise price equal to an 8% premium to the Fair Market Value of a share of Stock on the Grant Date—$3.45 per share, and (iii) with respect to one-third of the stock options granted in five equal annual installments with an exercise price equal to a 16.6% premium to the Fair Market Value of a share of Stock on the Grant Date— $3.72 per share. In no event shall the total number of shares of Stock subject to an Award in any calendar year for any individual Optionee under the Plan exceed 500,000.

3. Term of Option. The Options will vest in equal annual installments on October 30 of each year (i) with respect to one-third of the stock options granted over a period of three (3) years with one-third vesting commencing on October 30, 2009 and ending on October 30, 2011, (ii) with respect to one-third of the stock options granted over a period of four (4) years with one-quarter vesting commencing on October 30, 2009 and ending on October 30, 2012, and (iii) with respect to one-third of the stock options granted over a period of five (5) years with one-fifth vesting commencing on October 30, 2009 and ending on October 30, 2013 (see Exhibit A). The Options may be exercised no later than ten (10) years after the Grant Date, subject to earlier termination as provided in Paragraph 4 of this Agreement and under the Plan.

4. Termination of the Option. Except as provided below, an Option may only be exercised while the Optionee is employed by, or providing service to, the Company, as an employee. Except as otherwise provided by the Committee, any Option which is not otherwise exercisable as of the date on which the Optionee ceases to be employed by the Company shall terminate as of such date.

(a) Termination of Employment Without Cause or Due to Disability or Retirement. In the event the Optionee ceases to be employed by the Company due to retirement or for any reason other than termination for Cause, any Option which is otherwise exercisable by the Optionee shall be exercisable no later than the expiration of a period of two (2) years following the Optionee’s termination of employment for any such reason, subject to prior expiration of the term of the Option and any other limitations imposed by the Plan.

(b) Termination of Employment For Cause. In the event the Optionee ceases to be employed by the Company for Cause (as defined in the Plan), any Option held by the employee shall terminate on the date that the employee ceases to be employed by the Company. In addition, if the Committee determines that the Optionee has engaged in conduct that constitutes Cause at any time while the Optionee is employed by the Company, or after the Optionee’s termination of employment or service, any Option held by the Optionee shall immediately terminate. In the event the Committee determines that the Optionee has engaged in conduct that constitutes Cause, in addition to the immediate termination of all Options, the Optionee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Optionee for such shares (subject to any right of setoff by the Company).

(c) Termination of Employment as a Result of Death. If the Optionee dies while employed by the Company, any Option which is otherwise exercisable by the Optionee shall terminate unless exercised within two years after the date on which the Optionee ceases to be employed by the Company, but in any event no later than the date of expiration of the Option. The Option shall be exercisable by the personal representative of the Optionee’s estate or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance, to the same extent that the deceased Optionee could exercise the Option at the date of death.

(d) Termination of Option. If the Option is not exercised within whichever of the exercise periods specified in this Agreement is applicable, the Option shall terminate upon expiration of such exercise period.

(e) Employment With Competitor. In the event that the Optionee engages in any activity competitive to any business of the Company that is being actively conducted or planned at the time of the Optionee’s termination of employment with the Company, prior to the expiration of two (2) years after such termination of employment, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, or holder of any equity interest in any competitive entity (excluding less than a two percent (2%) interest in any publicly traded entity), then the Option shall immediately terminate and the Optionee shall forfeit all economic benefits derived by the Optionee with respect to any part of the Option exercised at any time after six (6) months prior to the Optionee’s termination of employment. Forfeiture of economic benefits shall mean payment to the Company of an amount equal to the difference between the price paid by the Optionee for shares received upon the exercise of the Option and the Fair Market Value of those shares on the date of exercise.

5. Notice of Exercise; Payment. To exercise the Option, in whole or in part, the Optionee shall deliver written notice of exercise to the Company at its principal executive offices (attention: Chief Executive Officer), unless the Committee decides otherwise. The Option may be exercised at any time and from time to time during the term of this Option, as to any part or all of the shares covered hereby, but not as to less than one hundred (100) shares at any one time, unless the number purchased is the total number at the time purchasable under the Option. The Optionee’s notice shall: (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, and the address and social security number of the Optionee; (b) be signed by the person entitled to exercise the Option and, if being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to legal counsel for the Company, of the right of such person or persons to exercise the Option; (c) be accompanied by payment in full of the Option Price for the shares to be purchased which shall be payable to the Company, in whole or in part, in: (i) cash; (ii) shares of the Company already owned by Optionee, valued at the Fair Market Value as of the date of the notice of exercise; or (iii) Stock Appreciation Rights, if applicable; or by a combination of these methods. The certificate or certificates for shares as to which the Option shall be exercised shall bear any restrictive endorsement the Company, in its sole discretion, deems necessary. In lieu of the delivery of shares already owned by the Optionee, the Optionee may also provide the Company with a notarized statement attesting to the number of shares owned for at least six months, where upon verification by the Company, the Company may issue to the Optionee only the number of incremental shares to which the Optionee is entitled upon the exercise of the option. In accordance with the terms of the Plan, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price.

Shares delivered in payment shall be valued at their Fair Market Value at the date of delivery. This Option may not be exercised if such exercise will constitute a violation of applicable federal or state securities or other law or valid regulations. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representations and warranties to the Company as the Company may deem to be required by applicable law or regulation. In any such event, no shares shall be issued unless and until the Company is satisfied with the correctness of such representation and warranty. Moreover, the Company in its discretion may postpone the issuance and/or delivery of such Stock pending exchange listing, or registration or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate. Upon exercise of all or any portion of this Option and receipt of proper payment, the certificate or certificates for the number of shares as to which the Option is exercised shall be issued to and registered in the name of any person or persons exercising the Option.

6. Tax Withholding. The exercise of the Option is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state and local laws in connection with such exercise or the delivery or purchase of shares pursuant hereto. The exercise of the Option shall not be effective unless applicable withholding shall have been effected or obtained. The Optionee may satisfy any such withholding tax obligation for the Option by tendering a cash payment or in any other manner acceptable to the Committee in its sole discretion.

7. Option Transferability. Except as provided below, the Option by its terms is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee. Except as provided below, any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the terms hereof, and any execution, levy, attachment or similar process upon the Option, shall be without effect. The Option may be transferred to (a) the Optionee’s spouse, (b) the Optionee’s descendants, or (c) a trust created primarily for the benefit of the Optionee, the Optionee’s spouse and/or the Optionee’s descendants (“Authorized Transferees”). Such rights and benefits (except any right to further transfer) and obligations shall be determined as if the original Optionee continues to hold the Option, whereby provisions of the Plan and this Agreement dealing with termination of employment, retirement, disability or death of an Optionee will continue to refer to the original Optionee notwithstanding a transfer to an Authorized Transferee.

8. Rights as a Shareholder. Neither the Optionee nor a transferee of this Option shall have any rights as a shareholder with respect to any shares covered hereby until the date he or she shall have become the holder of record of such shares. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in the Plan.

9. Other Plan Provisions. All rights of the Optionee and all obligations of the Company with respect to the Option granted hereby or otherwise arising under this Agreement are further limited and qualified as set forth in the Plan, and, in the event of any conflict between provisions of the Plan and those of this Agreement, the Plan provisions shall govern.

10. Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors.

This Agreement has been executed by the parties as of the date first set forth above.

X-RITE, INCORPORATED

By
Bradley J. Freiburger Vice President, Controller

OPTIONEE:

Exhibit A

Recapitalization Stock Option Grant

Vesting Schedule

	Exercise Price	2010	2011	2012	2013
Tranche 1	$3.19
Tranche 2	$3.45
Tranche 3	$3.72

Special Provision:

Participants in the X-Rite, Incorporated Change in Control Severance Plan for Senior Executives who receive this one-time equity award will not receive accelerated vesting in respect thereof upon a qualifying termination within twenty-four months after the issuance of shares of the Company’s common stock to OEPX, LLC, a Delaware limited liability company managed by One Equity Partners (as described in the Company’s September 26, 2008 Proxy Statement) unless the qualifying termination is in connection with, or following, a change in control transaction that is consummated after the consummation of such issuance.